Exhibit 99.3
Nontransferable Purchase Rights for up to
3,750,000 Shares of
9% Series A Convertible Preferred Stock

The Rights Offering Will Expire at 5:00 p.m., Eastern Daylight Time, on August 29, 2008 unless extended

[__], 2008

To: Securities Dealers, Commercial Banks, Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the “Rights Offering”) by WGNB Corp. (the “Company”) to the holders of record (“Record Holders”) of its Common Stock, no par value (“Common Stock”), as of the close of business on June 30, 2008 (the “Record Date”), as described in the Company’s Prospectus dated [__], 2008 (the “Prospectus”). Each beneficial owner on the Record Date of shares of Common Stock registered in your name or the name of your nominee is entitled receive subscription rights (the “Rights”) to subscribe for and purchase shares of the Company’s 9% Series A Convertible Preferred Stock, initial stated value $8.00 per share (the “Series A Preferred”). Such beneficial owners are entitled to receive one Right for each share of Common Stock held on the Record Date.

We are asking you to contact your clients for whom you hold shares of Common Stock registered in your name or in the name of your nominee to obtain instructions with respect to the Rights.

Enclosed are copies of the following documents for your use:

1.	the Prospectus;

2.	form of letter from the Company to its shareholders;

3.	form of letter from you to beneficial owners of Common Stock registered in your name or the name of your nominee;

4.	Instructions As to Use of WGNB Corp. Subscription Rights Certificates;

5.	a Beneficial Owner Election Form;

6.	a Notice of Guaranteed Delivery Form;

7.	a Nominee Holder Certification Form;

8.	the Subscription Rights Certificate;

9.	a Form W-9, with instructions; and

10.	a return envelope addressed to Registrar and Transfer Company, the subscription agent for the Rights Offering.

Your prompt action is requested. The Rights Offering will expire at 5:00 p.m., Eastern Daylight time, on August 29, 2008, unless extended (the “Expiration Time”).

To exercise the Rights, you must deliver a properly completed and executed Subscription Rights Certificate and payment in full for all of the shares of Series A Preferred subscribed for to the subscription agent as indicated in the Prospectus prior to the Expiration Time. In addition, you must return to the subscription agent a properly completed and executed Nominee Holder Certification Form.

The Company will not pay any fees or commissions to any broker, dealer or other person for soliciting subscriptions for Rights pursuant to the Rights Offering, other than the subscription agent as described in the Prospectus.

Additional copies of the enclosed materials may be obtained from Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey, 07016-3572, (800) 368-5948.

Sincerely,

WGNB CORP.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF WGNB CORP., THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE RIGHTS OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.